                                                                  Exhibit (a)(5)

                             WRIGHT & COMPANY, INC.
                             Petroleum Consultants

                                 March 21, 2001

Everflow Eastern Partners, L.P.
585 West Main Street
Canfield, OH 44406

ATTENTION: Mr. William A. Siskovic

Gentlemen:

         SUBJECT: SUMMARY REPORT
                  Evaluation of Oil and Gas Reserves
                  To the Interests of Everflow Eastern Partners, L.P. In Certain Appalachian Basin Properties
                  Utilizing Constant Economics
                  Effective December 31, 2000
                  Job 01.592

     Wright & Company, Inc. has performed an evaluation to estimate proved reserves and cash flow from certain oil and gas properties to the subject interests. This evaluation was authorized by Mr. William A. Siskovic of Everflow Eastern Partners, L.P. (Everflow). Projections of the reserves and cash flow to the evaluated interests were based on economic parameters and operating conditions considered applicable as of December 31, 2000, and on projected changes in these parameters and conditions as specified by Everflow. This evaluation includes various economic and/or technical considerations which are outside the guidelines of the Securities and Exchange Commission (SEC) for disclosing reserves and cash flow in Form 10-K or other SEC filings. The following is a summary of the results of the evaluation effective December 31, 2000:

                               PROVED                   PROVED
TOTAL COMPANY INTERESTS       DEVELOPED                DEVELOPED
                              PRODUCING               NONPRODUCING             TOTAL
                                (PDP)                   (PDNP)                 PROVED

NET RESERVES TO THE
  EVALUATED INTERESTS
    OIL, Mbbl:                    913.426                   0.000                913.426
    GAS, Mmcf:                 47,776.828                 751.167             48,527.995
CASH FLOW (BTAX), M$
   UNDISCOUNTED:              164,907.234               2,638.003            167,545.237
   DISCOUNTED AT 10%
    PER ANNUM:                 82,695.520               1,514.670             84,210.190

--------------------------------------------------------------------------------
5200 Maryland Way - Suite 100                 2929 Briarpark Drive - Suite 326
Brentwood, Tennessee 37027                        Houston, Texas 77042
(615) 370-0755  Fax (615) 370-0756            (713) 977-7655  Fax (713) 789-3591

                           mail@wrightandcompany.com


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Mr. William A. Siskovic
Everflow Eastern Partners, L.P.
March 21, 2001
Page 2

        The attached Definitions of Oil and Gas Reserves describe all categories of reserves and the Discussion describes the bases of this evaluation.

        It has been a please to serve you by preparing this evaluation. All related data will be retained in our files and are available for your review.

                                                Yours very truly,

                                                /s/ Wright & Company, Inc.

                                                 Wright & Company, Inc.


DRW/EKL/ssn
Attachments
Job 01.592/RPTLTR.DOC